UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 25, 2010

EVERFLOW EASTERN PARTNERS, L.P.
 (Exact name of registrant as specified in its charter)

Delaware	0-19279	34-1659910
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

585 West Main Street PO Box 629 Canfield, Ohio	44406
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (330) 533-2692

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective January 25, 2010, Everflow Management Corporation (the “Company”), managing member of Everflow Management Limited, LLC, general partner of Everflow Eastern Partners, L.P. (the “Partnership”), announced the following appointments:

(a) Appointment of Thomas L. Korner as Chairman of the Board.

Thomas L. Korner, age 56, has been appointed to serve as Chairman of the Board of the Company and Everflow Eastern, Inc. (“EEI”), a wholly-owned subsidiary of the Partnership. Mr. Korner, who held the title of President and Principal Executive Officer of the Company and EEI since November 1995, replaces Robert F. Sykes, who resigned effective January 25, 2010 from his roles as Chairman of the Board of the Company and EEI. Mr. Sykes will remain a Director on the Boards of both the Company and EEI. Mr. Korner also served as Vice President and Secretary of the Company from September 1990 to November 1995. Prior to joining EEI in June 1982, Mr. Korner was a practicing certified public accountant with Hill, Barth and King, certified public accountants, and prior to that with Arthur Andersen & Co., certified public accountants. He has a Business Administration Degree from Mt. Union College.

There are no transactions in which Mr. Korner has an interest that are required to be disclosed under Item 404(a) of Regulation S-K.

(b) Appointment of William A. Siskovic as President and Principal Executive Officer.

William A. Siskovic, age 53, has been appointed to serve as President and Principal Executive Officer of the Company and EEI. Prior to this appointment, Mr. Siskovic served as Vice President, Secretary-Treasurer, Principal Financial and Accounting Officer and Director of the Company and EEI. He had served as Principal Financial and Accounting Officer and Secretary of the Company and EEI since November 1995 and in all other capacities since September 1990. Prior to joining the Partnership, Mr. Siskovic served in various financial and accounting capacities including Controller and Principal Accounting Officer of Lomak Petroleum, Inc., a public independent oil and gas operator and producer, Senior Consultant for Arthur Young & Company, certified public accountants, and Assistant Controller of Towner Petroleum Company, a public independent oil and gas operator, producer and drilling fund sponsor company. He has a Business Administration Degree in Accounting from Cleveland State University.

There are no transactions in which Mr. Siskovic has an interest that are required to be disclosed under Item 404(a) of Regulation S-K.

(c) Appointment of Brian A. Staebler as Vice President, Secretary-Treasurer, Principal Financial and Accounting Officer and Director.

Brian A. Staebler, age 35, has been appointed to serve as Vice President, Secretary-Treasurer, Principal Financial and Accounting Officer and Director of the Company and EEI, effective as of January 25, 2010. He had served as Internal Audit Manager for the Partnership since September 2007. Prior to joining the Partnership, Mr. Staebler was a Senior Manager with Hausser + Taylor LLP, certified public accountants, and had been a member of the audit team that performed the annual audit and quarterly reviews of the Partnership since December 1997. He has a Business Administration Degree in Accounting from the University of Toledo and holds an active license as a Certified Public Accountant with the Accountancy Board of Ohio.

During the last fiscal year, the Partnership provided Mr. Staebler with a loan of $28,000, with interest charged at prime. As a result of this loan and other prior loans extended totaling $411,700 at December 31, 2009, Mr. Staebler paid the Partnership a total of $13,200 in interest payments on the combined loans during the most recent fiscal year. As of January 22, 2010, Mr. Staebler repaid his entire loan balance in full by selling working interests in well properties he owned to the Partnership for a total purchase price of $270,000 and by paying cash of $141,700.  The Partnership believes the price and other terms and conditions relating to the purchase of such well properties were at least as favorable to the Partnership as if they had been negotiated on an arm’s-length basis with unrelated third parties.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Everflow Eastern Partners, L.P.
(Registrant)

Date: January 28, 2010	/s/ William A. Siskovic
William A. Siskovic
Principal Executive Officer